UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 8, 2009

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 Crescent Court, Suite 700
Dallas, TX 75201
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 747-3000
1676 International Drive
McLean, VA 22102
(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
SIGNATURES

Item 2.01 Completion of Acquisition or Disposition of Assets
Closing of the Sale of the North American Public Services Business
     On March 23, 2009, BearingPoint, Inc. (the “Company”), certain of its subsidiaries (collectively with the Company, “BearingPoint”) and Deloitte LLP (“Deloitte”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which BearingPoint agreed to sell a substantial portion of the assets related to its North American Public Services business (the “PS Business”) to Deloitte for $350 million, subject to adjustment, and Deloitte agreed to assume certain liabilities associated with these assets as set forth in the Purchase Agreement (the “PS Transaction”). On April 17, 2009, the United States Bankruptcy Court for the Southern District of New York approved this sale.
     The closing of the PS Transaction occurred on May 8, 2009, and, as a result, Deloitte acquired the PS Business.
Closing of the Sale of the Japan Business
     On April 2, 2009, BearingPoint International Bermuda Holdings Limited, an indirect subsidiary of the Company, entered into a Share Sale Agreement (the “Share Sale Agreement”) with PwC Advisory Co., Ltd. (“PwC Japan”), a member firm of the PricewaterhouseCoopers global network of firms, for the sale of the Company’s consulting business in Japan (“BearingPoint Japan”) to PwC Japan (the “Japan Transaction”) for approximately $45 million, and PwC Japan agreed to assume the intercompany debt owed by certain subsidiaries of the Company to BearingPoint Japan.
     The closing of the Japan Transaction occurred on May 11, 2009, and, as a result, PwC Japan purchased all issued and outstanding shares of BearingPoint Japan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2009	BearingPoint, Inc.
	By:	/s/ Kenneth A. Hiltz
Kenneth A. Hiltz
Chief Financial Officer

3